EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-107734, 333-59815, 33-59853, 333-68003, 333-61936, 33-67266, 333-100179, 333-100180, 333-103429 and 333-03959 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290, and 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333-54800, and 333-83672 on Form S-4 of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets), appearing in this Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 9, 2004